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                                                                       EXHIBIT B

                               EXHIBIT 2.04(b)(i)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NEWMARK HOMES CORP.

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Newmark Homes Corp., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That by written consent of the Board of Directors of the Corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring its advisability and directing that this amendment be submitted for consideration by the stockholders. The resolution is as follows:

          RESOLVED, that the Board of Directors of the Corporation deem it advisable and in the best interest of the Corporation to change the corporate name of the Corporation and to increase the authorized common stock of the Corporation, by amending the Certificate of Incorporation of the Corporation as follows:

     ARTICLE FIRST is amended in its entirety to read as follows:

          "FIRST: The name of the Corporation is Technical Olympic USA, Inc."

     The first sentence of ARTICLE FOURTH is amended in its entirety to read as follows:

          "FOURTH: The total number of shares of capital stock which the Corporation shall be authorized to issue is 70,000,000 shares, consisting of 67,000,000 shares of common stock, $.01 per share ("Common Stock") and 3,000,000 shares of preferred stock, $.01 per share ("Preferred Stock")."

     The first sentence of ARTICLE FIFTH is amended in its entirety to read as follows:

          "FIFTH: The members of the governing board shall be known as the Board of Directors and the number thereof shall be not less than one (1) nor more than fifteen (15)."

     SECOND: That thereafter, the stockholders of the Corporation, by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, duly adopted the foregoing amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of
Incorporation has been duly signed by the undersigned authorized officer of the
Corporation this                day of        , 2002.

                                          NEWMARK HOMES CORP.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

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